UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 8, 2013

Date of report (Date of earliest event reported)

STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

(337) 237-0410

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 8, 2013, Stone Energy Corporation, a Delaware corporation (“Stone”), as Borrower, Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Stone, as Guarantor, the financial institutions (the “Banks”) party to Stone’s Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as amended, the “Credit Agreement”), and Bank of America, N.A., as Agent for the Banks and as Issuing Bank, entered into a Consent Agreement (the “Consent”) to the Credit Agreement.

The Consent (i) provides that the borrowing base under the Credit Agreement will not be reduced as a result of the sale of the remaining shelf properties that Stone has marketed for sale and (ii) increases Stone’s basket for outstanding notes from $1.1 billion in the aggregate to $1.5 billion until March 31, 2014. Stone’s basket for outstanding notes will be $1.1 billion for periods after March 31, 2014.

On November 8, 2013, Stone’s borrowing base under the Credit Agreement was reaffirmed at $400 million. As of November 12, 2013, Stone had no outstanding borrowings under the Credit Agreement, and letters of credit totaling $21 million had been issued pursuant to the Credit Agreement, leaving $379 million of availability under the Credit Agreement.

The foregoing description of the Consent does not purport to be complete and is qualified in its entirety by reference to the full text of the Consent, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On November 13, 2013, Stone issued a press release announcing its intent, subject to market conditions, to publicly offer $400 million aggregate principal amount of its 7.500% Senior Notes due 2022. Stone intends to use the net proceeds from the offering to fund its pending tender offer and consent solicitation for its existing 8.625% Senior Notes due 2017 (“2017 Notes”). The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

On November 13, 2013, Stone issued a press release announcing that it has commenced a cash tender offer and consent solicitation with respect to any and all of its outstanding $375 million aggregate principal amount of 2017 Notes. The press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibits 99.1 and 99.2, be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On November 11, 2013, two lawsuits were filed, and on November 12, 2013, a third lawsuit was filed, against Stone and other named co-defendants, by the Parish of Jefferson (“Jefferson Parish”), on behalf of Jefferson Parish and the State of Louisiana, in the 24th Judicial District Court for the Parish of Jefferson, State of Louisiana, alleging violations of the State and Local Coastal Resources Management Act of 1978, as amended, and the applicable regulations, rules, orders and ordinances thereunder (collectively, the “CRMA”), relating to certain of the defendants’ oil and gas operations in Jefferson Parish, and seeking to recover alleged unspecified damages to the Jefferson Parish Coastal Zone and remedies, including unspecified monetary damages and declaratory relief, restoration of the Jefferson Parish Coastal Zone and related costs and attorney’s fees. In addition, on November 8, 2013, a lawsuit was filed against Stone and other named co-defendants, by the Parish of Paquemines (“Paquemines Parish”), on behalf of Paquemines Parish and the State of Louisiana, in the 25th Judicial District Court for the Parish of Paquemines, State of Louisiana, alleging violations of the CRMA, relating to certain of the defendants’ oil and gas operations in Paquemines Parish, and seeking to recover alleged unspecified damages to the Paquemines Parish Coastal Zone and remedies, including unspecified monetary damages and declaratory relief, restoration of the Paquemines Parish Coastal Zone and related costs and attorney’s fees. The lawsuits are at an early stage, and while Stone has recently engaged counsel to represent it in these lawsuits, Stone has not yet begun to investigate and evaluate the allegations.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consent Agreement dated as of November 8, 2013 to the Third Amended and Restated Credit Agreement.

99.1	Press release dated November 13, 2013, “Stone Energy Corporation Announces Public Offering of Additional 7.500% Senior Notes Due 2022.”

99.2	Press release dated November 13, 2013, “Stone Energy Corporation Announces Cash Tender Offer for Any and All of its Outstanding 8.625% Senior Notes due 2017.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONE ENERGY CORPORATION

Date: November 13, 2013	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consent Agreement dated as of November 8, 2013 to the Third Amended and Restated Credit Agreement.

99.1	Press release dated November 13, 2013, “Stone Energy Corporation Announces Public Offering of Additional 7.500% Senior Notes Due 2022.”

99.2	Press release dated November 13, 2013, “Stone Energy Corporation Announces Cash Tender Offer for Any and All of its Outstanding 8.625% Senior Notes due 2017.”